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                                                               EXHIBIT 10-31(f)


                                   OPTION AGREEMENT


    AGREEMENT made this 3rd day of July, 1996 by and between COMMCO, L.L.C., a Delaware limited liability company ("CLC") and ADVANCED RADIO TECHNOLOGIES CORPORATION, a Delaware corporation ("TECH").

    WHEREAS, Tech has agreed to acquire from CommcoCCC, Inc., a Delaware ("COMMCOCCC") substantially all of the assets of CommcoCCC, including 38 GHz Authorizations covering approximately 117,750,000 Pops pursuant to an Asset Acquisition Agreement and Plan of Reorganization (the "ASSET AGREEMENT") dated the date hereof by and among Tech, Advanced Radio Telecomm Corp., CLC, CommcoCCC, Columbia Millimeter Communications, L.P. ("CMC") and CCC Millimeter, L.P. ("CCC"); and

    WHEREAS, in order to induce CLC to enter into the Asset Agreement, Tech desires to grant CLC the option to purchase certain 38 GHz Authorizations on the terms and conditions set forth below, if and only if, CLC is granted by the FCC New Authorizations covering at least 40 million Pops.

    NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein contained, and for other good and valuable consideration, the receipt and adequacy of which is acknowledged by each of the parties hereto, the parties hereto do hereby agree as follows:

    1. DEFINITIONS. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings set forth below.

         1.1.    "CLOSING DATE" means the Closing Date under the Asset
         Agreement.

         1.2. "FAIR MARKET VALUE" means with respect to a share of Tech Common Stock (i) if the principal trading market for such securities is an exchange, the last reported sale price, or, in case no such reported sale takes place on such date, the average of the last reported sale prices for the last three (3) trading days, in either case as officially reported on any consolidated tape, (ii) if the principal market for such securities is the over-the-counter market, the last reported sale on such date as reported by Nasdaq or, if the security is not quoted on Nasdaq, the last reported sale as set forth in the National Quotation Bureau sheet listing such securities for such day. Notwithstanding the foregoing, if there is no reported closing price on the date next preceding the event requiring determination hereunder, then the Fair Market Value shall be determined as of the latest date prior to such day for which such closing price is available, or if the securities are not quoted on Nasdaq, as determined in good faith by resolution of the Board of Directors of Tech based on the best

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         information available to it.

         1.3. "FINAL ORDER" means an action by the FCC, state regulatory authority or a court of competent jurisdiction as to which (i) no request for stay by the FCC, state regulatory authority or a court of competent jurisdiction, as applicable, is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, such deadline has passed; (ii) no petition for rehearing or reconsideration or application for review of the action is pending before the FCC, state regulatory authority or court of competent jurisdiction, as applicable, and the time for filing any such petition has passed; (iii) the FCC, state regulatory authority or court of competent jurisdiction, as applicable, does not have the action under reconsideration on its own motion and the time for such reconsideration has passed; and (iv) no appeal to a court of competent jurisdiction, or request for stay by a court of competent jurisdiction, of the FCC's, the state regulatory authority's or the court's action, as applicable, is pending or in effect and, if any deadline for filing any such appeal or request is designated by statute or rule, such deadline has passed.

         1.4. "FINANCING OPTION" means the option, at the sole discretion of CLC, whereby Tech finances the purchase pursuant to the exercise of the Option by CLC on the terms and conditions described in Section 3.3.

         1.5. "NEW AUTHORIZATIONS" shall mean any 38 GHz Authorizations granted to CLC with respect to any Pending Applications owned by CLC.

         1.6. "OPTION CLOSING" means the date of the purchase and sale of 38 GHz Authorizations as provided herein.

         1.7. "OPTION PERIOD" means the period commencing on the Closing Date and terminating nine (9) months after the consummation of the initial public offering of Tech Common Stock.

         1.8. "OPTION PRICE" means the amount determined by (a) dividing the number of Pops covered by the Eligible Authorizations to be purchased by the Pops Per Share Factor and (b) multiplying the result by the Fair Market Value of a share of Tech Common Stock on the date on which the Option is exercised.

         1.9. "PENDING APPLICATION" means an application that was filed with the FCC prior to November 13, 1995, to obtain a 38 GHz Authorization, which as of the date hereof has not been granted or dismissed by the FCC, and which was placed on public notice by the FCC and held in abeyance pursuant to the NPRM.


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         1.10.   "POPS" means the number of human beings resident within a
         particular geographic area determined pursuant to EXHIBIT E to the Asset Agreement.

         1.11. "POPS PER SHARE FACTOR" means 117,752,241 (representing the Pops covered by the 38 GHz Authorizations to be acquired by Tech from CommcoCCC) divided by 16.5 million (representing the number of shares to be issued by Tech to CommcoCCC for its assets), which number of shares shall be adjusted for stock splits stock dividends, and similar events described in Section 5 of the Warrants (other than the 29,450.16 to 1 stock split in connection with the ART Reorganization).

         1.12. "ELIGIBLE AUTHORIZATIONS" means one 38 GHz Authorization covering each of the cities listed on EXHIBIT A.

         1.13. "38 GHZ AUTHORIZATIONS" means construction permits granted by the FCC for the construction and operation of millimetric microwave telecommunications systems on specific 100 MHZ channels between 37.0 GHz and 40.0 GHz on the radio frequency spectrum within specified geographic footprints each with up to a 50-mile radius.

         1.14. "TECH COMMON STOCK" means common stock, par value $.001 per share, of Tech.

    2.   REPRESENTATIONS.

         2.1. CLC. CLC represents and warrants to Tech that it has full power and authority to enter into this Agreement and that this Agreement does not conflict with any other Agreement to which it is a party or by which it is or shall be bound at the time of the Option Closing.

         2.2. TECH. Tech represents and warrants to CLC that it has full power and authority to enter into this Agreement and that this Agreement does not conflict with any other Agreement to which it is a party or by which it is or shall be bound at the time of the Option Closing.

    3.   THE OPTION.

         3.1. GRANT. In the event that CLC is granted by the FCC New Authorizations covering at least 40 million Pops prior to the end of the Option Period, Tech hereby grants to CLC an irrevocable option (the "OPTION") to elect to purchase all or any one or more of the Eligible Authorizations during the Option Period for the Option Price.


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         3.2.    TIME AND MANNER OF EXERCISE.  CLC may exercise the Option at any time but not more than once, during the Option Period.

         3.3. PAYMENT OF OPTION PRICE. At the closing of the purchase pursuant to the exercise of the Option (the "CLOSING"), CLC shall pay the Option Price by wire transfer, or certified or bank check to Tech. Provided, however, if CLC exercises its Option within 120 days following the later of the Closing Date or the date of grant by the FCC of New Authorizations covering more than 40 million Pops, then CLC shall have the option to pay the Option Price by delivery to Tech of CLC's nonrecourse promissory note for the Option Price, which note shall bear interest at prime + 1% per annum and be due in two (2) years with interest thereon payable quarterly in arrears and shall be secured solely by a pledge of Tech Common Stock received by CLC upon the closing of the Asset Agreement. The number of shares of Tech Common Stock to be pledged shall be the amount required to collateralize (2.0) times the outstanding principal balance of the promissory note based upon the Fair Market Value of the Tech Common Stock on the date of the Option exercise. Such number of shares pledged shall be increased, as necessary, to continue to collateralize
         1.25 times the promissory note amount based upon the Fair Market Value of the shares as redetermined from time to time. The promissory note and stock pledge agreement shall be in such form as is reasonably acceptable to CLC and Tech.

         3.4. OPTION CLOSING. The Option Closing shall take place at the offices of Tech at 3:00 p.m. on the later of (a) the date which shall be the first business day after the thirtieth (30th) day after the exercise of the Option, or (b) if FCC consent for the Option Closing is required, Tech agrees to file within ten (10) business days of the exercise of the option and diligently prosecute all appropriate application for FCC consent to the transfer of the Eligible Authorizations subject to the exercise, and the Option Closing shall be held on the first business day after the fifth (5th) day after an order for the FCC consenting to the transaction has become a Final Order. However, CLC has the right to waive finality.

    4.   MISCELLANEOUS.

         4.1. OBLIGATION TO PURCHASE EQUIPMENT. In the event CLC exercises its Option hereunder, CLC shall purchase for cash at original cost equipment previously purchased by Tech and reasonably required in order to perfect the 38 GHz Authorization purchased by CLC hereunder.

         4.2. TECH'S RESELLER RIGHTS. Tech shall have the right to be a reseller, and to enter into a reseller agreement with CLC with respect to any 38 GHz


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         Authorization purchased by CLC hereunder for a term of 5 years at market rates, or elect to move its customers utilizing the 38 GHz Authorizations within 6 months after the Closing.

         4.3. ASSIGNMENT. Neither party hereto may assign its rights or obligations hereunder without the prior written consent of the other party.

         4.4. AMENDMENTS; WAIVERS. The terms of this Agreement may not be waived, amended, modified, terminated or discharged unless in a writing signed by the parties hereto.

         4.5. NOTICES. All notices or other communications provided for under this Agreement shall be in writing (including facsimile) and mailed, hand delivered, sent by overnight courier or by telecopier to the parties effective when received at the addresses specified:

                 If to Tech:           Advanced Radio Technologies Corporation
                                       500 108th Street, N.E., Suite 2600
                                       Bellevue, Washington  98004
                                       Attn:  Chief Executive Officer

                 with a copy to:       Pierson & Burnett, LLP
                                       1667 K Street, N.W.
                                       Suite 801
                                       Washington, D.C.  20036
                                       Attn:  W. Theodore Pierson, Jr., Esq.

                 If to CLC:            Commco, L.L.C.
                                       4513 Pin Oak Court
                                       Sioux Falls, SD  57103
                                       Attn:  Scott Reardon

                 with a copy to:       David Knudson, Esq.
                                       Davenport, Evans, Hurwitz & Smith,
                                       L.L.P.
                                       513 South Main Avenue
                                       Sioux Falls, South Dakota  57104-6813
                                       Fax:  (605) 335-3639

         4.6. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.


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         4.7.    COUNTERPARTS.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

         4.8. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreement and understandings between the parties with respect to the subject matter.

         4.9. SECTION HEADINGS. Section headings in this Agreement are for convenience only and shall not form a part of this Agreement.

         4.10. SEVERABILITY. If any provision of this Agreement shall be found by any court of competent jurisdiction to be invalid or unenforceable, the parties waive such provision to the extent that it is found to be invalid or unenforceable. Such provision shall, to the maximum extent allowable by law, be modified by such court so that it becomes enforceable and, as modified, shall be enforced as any other provision hereof, all the other provisions hereof continuing in full force and effect.

    IN WITNESS WHEREOF, this Agreement has been duly exercised by the parties hereto as of the day and year first above written.

                                       ADVANCED RADIO TECHNOLOGIES CORPORATION


                                       By:
                                          -------------------------------------


                                       COMMCO, L.L.C.



                                       By:
                                          -------------------------------------


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                                      EXHIBIT A



Boston
Portland
Charlotte
Norfolk
Richmond
Rochester
Memphis
Greensboro
Buffalo
Long Island, NY
St. Louis, MO
Knoxville, TN


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